NeuBase Therapeutics, Inc. 8-K/A

Exhibit 10.1

July 11, 2019

Dietrich Stephan
dstephan@neubasetherapeutics.com

Re:	Offer of Employment

Dear Mr. Stephan:

I am very pleased to confirm our offer to you of full-time employment with NeuBase Therapeutics, Inc. (the “Company”) in the position of President and Chief Executive Officer. Your effective start date is immediately following the completion of the Company’s proposed merger with Ohr Pharmaceutical, Inc. (the “Merger”). You initially will work out of the Company’s office in Pittsburgh, Pennsylvania. The terms of our offer and the benefits currently provided by the Company are as follows (this “Agreement”):

1.

Starting Salary; Signing Bonus; Discretionary Bonus. Your starting salary will be $450,000.00 per year, less payroll deductions and withholdings, payable in accordance with the Company’s standard policies and procedures, and will be subject to review from time to time in accordance with the Company’s policies. You will be eligible for a discretionary annual bonus in an amount up to 35% of your base salary, as determined by the Company in its sole discretion, provided you remain employed by the Company on the date bonuses are paid. You agree that, upon the completion of the Merger, that certain Executive Employment Agreement, dated as of December 22, 2018 (“Former Employment Agreement”), by and between you and NeuBase Corporation (f/k/a NeuBase Therapeutics, Inc.) (“NeuBase Corporation”) is deemed terminated in its entirety and of no further force or effect. However, pursuant to the obligations of NeuBase Corporation under the Former Employment Agreement, the Company will pay you a bonus in the amount of $150,000, less payroll deductions and withholdings (the “Bonus”) consistent with the terms of the Former Employment Agreement, contingent upon the completion of the Merger. The Company will pay you the Bonus no later than August 28, 2019, and in no event shall you be entitled to more than one payment of the Bonus, if payable.

2.

Benefits; Vacation. You will be entitled to participate in regular health insurance, bonus and other employee benefit plans currently and hereafter maintained by the Company of general applicability to other officers of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance and flexible-spending account plans, to the extent that you are eligible under the applicable plan documents. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. The Company currently has 10 paid holidays each year. Paid time-off may be taken in accordance with Company policies applicable to officers of the Company. Pursuant to the obligations of NeuBase Corporation under the Former Employment Agreement, the Company will pay you $2,000 per month for your supplemental life insurance and disability insurance policies in accordance with the Company’s normal payroll practices (subject to required withholding), contingent upon the completion of the Merger. In no event shall you be entitled to more than $2,000 per month for the noted insurance benefits under the Former Employment Agreement, if payable.

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3.

Policies; Confidentiality. As a Company employee, you will be expected to abide by Company rules, procedures and policies, as adopted or revised from time to time, and acknowledge in writing that you have read the Company’s Employee Handbook (once it becomes available). As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the period of time that you are an employee of the Company, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your At-Will Employment, Confidentiality Information, Invention Assignment, and Arbitration Agreement, dated December 22, 2018, by and between you and your former employer (the “Confidentiality Agreement”) will continue to apply and will be assumed by the Company. We wish to impress upon you that we do not want you to, and we hereby direct you not to, violate any other obligations you may have to any former employer. During the period of time that you render services to the Company, absent approval from the Company’s Board of Directors (the “Board”), you agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. During the period of time that you are an employee of the Company, unless approved by the Board, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The Company acknowledges and agrees that you have fully disclosed your roles with (1) Peptilogics, (2) Sharp Edge Labs, (3) FarmaceuticalRx, (4) Epistemix and (5) Cyto Ventures, and that such activities do not constitute a breach of this Agreement, including, but not limited to Sections 3 and 8 hereof, or that certain Confidentiality Agreement. You represent that (i) this letter, (ii) the Confidentiality Agreement and (iii) your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

4.

At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means your employment relationship with the Company can be terminated by either of you or the Company for any reason, at any time, with or without prior notice and with or without Cause (as defined below). Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit plan or program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written agreement signed by you and the Board or a duly appointed officer of the Company other than yourself. For purposes of this Agreement, “Cause” means: (i) your continued and willful failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) your failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of the Company; (iv) your violation of a federal or state law or regulation applicable to the Company’s business; (v) your plea of nolo contendere or guilty to, any misdemeanor involving moral turpitude or any felony under the laws of the United States or any state; (vi) your material breach of the terms of this Agreement or the Confidentiality Agreement; or (vii) your continued failure to take such lawful actions as directed by the Board.

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5.

Severance. If your employment is terminated by the Company without Cause, then, subject to your execution, delivery and non-revocation of a release of claims in a form reasonably satisfactory to the Company such that the release becomes irrevocably effective within the time period specified by the Company (which such period, the “Release Period,” shall be not less than 21 days after your receipt of the release of claims) and subject to the limitations of Section 14 below, the Company will provide you with the following: (A) the Company will pay you continuing severance pay at a rate equal to one hundred percent (100%) of your salary, as in effect prior to termination without giving effect to any material reduction in salary made within 30 days of termination (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practice; (B) subject to Board discretion, the Company will pay you a prorated discretionary annual bonus for the year in which the termination occurs; and (C) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect (collectively, the “Severance”). Notwithstanding the foregoing, in the event of the termination of your employment for any reason you shall be entitled to receive: (A) your salary through the date of termination; (B) reimbursement of all business expenses for which you are entitled to be reimbursed pursuant to the Company’s expense reimbursement policy, but for which you have not yet been reimbursed; (C) if you are eligible and timely elect to continue your health insurance coverage, your health insurance coverage pursuant to your rights under COBRA, at your cost, to the extent required and available by law; and (D) all other amounts required under applicable law. The continued base salary component of the Severance (clause A) shall accrue until the release of claims becomes irrevocably effective, with accrued amounts paid on the Company’s second regularly scheduled payroll date after the release of claims becomes irrevocably effective; provided, however, if Release Period spans two calendar years, in no event will any cash component of Severance be paid prior to January 1 of the second calendar year. The discretionary annual bonus component of the Severance (clause B), if any, will be paid on the date bonuses for the year in which the termination occurs are paid to other officers of the Company, but not before January 1 or after December 31 of the year following the year in which your employment is terminated.

6.

Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, equity or phantom equity in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to claims arising under the Confidentiality Agreement or otherwise relating to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. All arbitration hearings shall be conducted in Pittsburgh, Pennsylvania. This letter does not apply or preclude resort to government agency processes or proceedings, and does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, a copy of which can be obtained at https://www.jamsadr.com/rules-employment-arbitration/. Except as otherwise may be required by law, the parties to the arbitration shall share equally the JAMS fee and the arbitrator’s fee; provided, however, that the arbitrator at the conclusion of the arbitration shall award costs and fees to the prevailing party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The Federal Arbitration Act shall govern this section, but if for any reason the FAA is held to be inapplicable, then the law of arbitrability of Pennsylvania shall apply.

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7.

Full-Time Employee. Since you are a full-time employee, during the term of your employment you agree to devote your best efforts to the interests of the Company and not to engage in employment that competes with or otherwise has an adverse effect on the Company’s business or your ability to perform your services hereunder.

8.

Electronic Communication. Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or Company’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) and agree to participate through any on-line or electronic system that may be established and maintained by Company or a third party designated by Company.

9.

Entire Agreement; Applicable Law. This offer and the Confidentiality Agreement, once accepted, constitute the entire agreement between you and the Company with respect to the subject matter hereof and thereof and supersede all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this letter for the purpose of inducing you to countersign this letter, and you acknowledge that you have countersigned this letter in reliance only upon such promises, representations and warranties as are contained herein. Except to the extent governed by federal law, this letter will be construed and enforced according to the laws of the State of Pennsylvania, other than the choice of law provisions thereof.

10.

Taxes. The Company shall withhold taxes and other amounts from payments it makes pursuant to this letter as it reasonably determines.

11.

Validity/Severability. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect. If any provision of this letter is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given our intent hereto.

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12.

Acceptance. If you decide to accept our offer, please countersign the enclosed copy of this letter in the space indicated, as well as the Confidentiality Agreement and return both documents to me. Your signatures will acknowledge that you have read and understood and agreed to the terms and conditions of this letter and the Confidentiality Agreement. Should you have anything else that you wish to discuss, please do not hesitate to call me. For the avoidance of doubt, in the event the Merger expires pursuant to the terms of the applicable transaction documentation without closing, this letter shall be without force or effect.

13.

Background Check. Our offer of employment is contingent upon completion of a satisfactory background check (including criminal history) conducted in accordance with applicable law.

14.

Section 409A.

(a)

Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.

(b)

Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)

Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d)

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

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(e)

All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f)

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Each payment in a stream of payments, including the Severance, shall be deemed a separate payment for purposes of Section 409A.

[SIGNATURE PAGE FOLLOWS]

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We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Dietrich Stephan
Dietrich Stephan
Director

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

By: /s/ Dietrich Stephan	Date signed:	July 11, 2019
Employee Name: Dietrich Stephan